Exhibit 5.1

O L S H A N	1325 AVENUE OF THE AMERICAS ● NEW YORK, NEW YORK 10019 TELEPHONE: 212.451.2300 ● FACSIMILE: 212.451.2222

October 23, 2020

The LGL Group, Inc.

2525 Shader Road

Orlando, Florida 32804

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to The LGL Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 5,258,320 warrants (each, a “Warrant”) to purchase shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), and 1,051,664 shares of Common Stock issuable upon exercise of such Warrants that may be offered by the Company pursuant to the Registration Statement (the “Warrant Shares”, each a “Company Security” and collectively, the “Company Securities”):

This opinion letter is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

For purposes of rendering the opinions expressed below, we have examined the Registration Statement, the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) as currently in effect, and the Company’s Bylaws, as amended (the “Bylaws”), as currently in effect, and we have made such investigation of law as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Company. For purposes of this opinion letter, we have assumed that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures on each such document are genuine. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of these assumptions.

The Warrants will be issued under a warrant agreement (the “Warrant Agreement”).

The opinions expressed in this opinion letter are limited to (i) the Delaware General Corporation Law (the “DGCL”), and (ii) with respect to opinion paragraph 1, the laws of the State of New York. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority.

O L S H A N F R O M E W O L O S K Y L L P	WWW.OLSHANLAW.COM

October 23, 2020

Based upon and subject to the foregoing and in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions set forth below, we are of the opinion that:

(1)	The Warrant Agreement and the underlying Warrants have been duly authorized by the Company and, the Warrants when issued as described in the Registration Statement and the Warrant Agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
(2)	The Warrant Shares have been duly authorized by the Company and, when issued and delivered against payment therefor upon due exercise of the Warrants in accordance with their terms as described in the Registration Statement, including payment of the subscription price therefor, the Warrant Shares will be validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the following additional assumptions:

(a)	The Registration Statement and any amendment thereto (including any post-effective amendment) will have become effective under the Securities Act, and such effectiveness will not have been terminated, suspended or rescinded;
(b)	In the case of the Warrant Agreement, pursuant to which the Company Securities offered pursuant to the Registration Statement are to be issued and governed, including any amendment or supplement thereto, there will be no terms or provisions contained therein which would affect the validity of any of the opinions rendered herein;
(c)	That the Company will continue to be validly existing under the laws of the State of Delaware.

The opinions set forth above are subject to the following additional qualifications:

  The opinion in paragraph 1 above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, receivership, moratorium and other similar laws relating to or affecting creditors’ rights or remedies generally, (ii) general principles of equity, whether such principles are considered in a proceeding at law or in equity, and (iii) an implied covenant of good faith, reasonableness and fair dealing and standards of materiality.
  We express no opinions concerning (i) any provisions that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law, (ii) any indemnification, exculpation or contribution provisions to the extent that such provisions may be held unenforceable as contrary to public policy or federal or state securities laws, (iii) any waiver of the right to jury trial or forum non conveniens; (iv) any provisions relating to choice of governing law to the extent that the enforceability of any such provision is to be determined by any court other than a court of the State of New York or may be subject to constitutional limitations; (v) (a) consents to or restrictions upon judicial relief, (b) waivers of rights or defenses with respect to stay, extension or usury laws or waivers of broadly or vaguely stated rights, (c) grants of set-off rights or (d) proxies, powers and trusts; (vi) any provisions that purport to require that amendments or waivers to any agreement must be in writing to be effective; (vii) any provisions that provide for liquidated damages, make-whole or other prepayment premiums or similar payments or other economic remedies to the extent a court were to determine that any such economic remedy constitutes a penalty or (viii) any provisions that relate to judgments in currencies other than U.S. dollars. We also express no opinion concerning whether a U.S. federal court would accept jurisdiction in any dispute, action, suit or proceeding arising out of or relating to any agreement or the transactions contemplated hereby or the net impact or result of any conflict of laws between or among laws of competing jurisdictions and the applicability of the law of any jurisdiction in such instance.

October 23, 2020

We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur after the date hereof.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement under the caption “Legal Matters.” In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,
/s/ Olshan Frome Wolosky LLP
Olshan Frome Wolosky LLP